A NOTICE TO OUR SHAREHOLDERS

RE:  AMTEC/TERREMARK MERGER

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF PROPOSAL 1, THE MERGER WITH TERREMARK AND
         PROPOSAL 2, THE SALE OF AMTEC COMMON STOCK TO VISTAGREEN.

AmTec believes that the merger with Terremark will provide the combined telecom/real estate entity with the necessary access to additional capital, operational and management expertise, and multi-level industry relationships to rapidly expand both its existing businesses and develop new business opportunities.

AmTec also anticipates that it may benefit from Terremark's strategy of combining its real estate and proposed telecommunications operations. Terremark has already begun to implement its strategy through the planned acquisition of Telecom Real Estate Exchange Developers, Inc., (T-Rex). Upon satisfaction of certain conditions listed in the executed acquisition agreement, the acquisition will close and T-Rex will become a wholly owned subsidiary of Terremark. T-Rex Developers arranges the acquisition of and develops new facilities and converts existing properties for use as Telecom Routing Exchanges for investors, including Terremark, who actually acquires the land. These facilities are used by telecommunications companies to house their switches and to provide Internet Service Providers, Content Providers, Co-location Companies and other similar tenants with space for lease. T-Rex investors have recently closed on the Cleveland Technology Center in Cleveland, Ohio. T-Rex is currently in negotiations for other properties around the country, all expected to be developed and managed by T-Rex, as part of Terremark's strategy to create a national network of telecom routing exchanges. In exchange for these services, T-Rex expects to receive various fees and a minority interest in profits.

AmTec believes that its merger with Terremark, combined with the sale of AmTec common stock to Vistagreen, an entity controlled by the Francis Lee Family, will be an important step to provide the funding it needs to operate its businesses. This will enable AmTec to more rapidly develop its business plan and take advantage of other business opportunities. In addition, AmTec believes that the stronger combined balance sheet will enable it to accelerate its expansion plans and to raise additional capital. AmTec also believes that the Terremark relationships in South America and the Lee Family relationships in South East Asia will be useful in developing future alliances in those markets.